Exhibit 10.17

Garden State Securities Inc.

February 24, 2011

Nexaira Wireless, Inc.

1404 510 West Hastings Street Vancouver, B.C., Canada

Att: Mark Sampson, President, Chief Executive Officer and Director

Re: Advisory Services

Dear Mr. Sampson:

This letter confirms the engagement of Garden State Securities, Inc., a FINRA member firm (“GSS”), as a non-exclusive financial advisor to Nexaira Wireless, Inc. and its subsidiaries and affiliates (together, referred to as the “Company”) for a period of 12 months commencing upon the date of your acceptance of this letter. In this regard, the parties agree to the following terms and conditions:

1. Engagement. The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as set out in Section 2. GSS hereby accepts this engagement (the “Engagement”) on the terms and conditions set forth in this Agreement.

2. Services. In connection with the Engagement, GSS agrees to perform the following services for the Company:

(a) As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company’s business affairs. Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives and assist in negotiations and discussions pertaining thereto. GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects. GSS will also assist the Company in advising of potential mergers/acquisitions and developing corporate partnering relationships. GSS will also analyze the Company’s capitalization structure, industry competitors and comparable valuations.

(b) GSS agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS, acting reasonably and in keeping with the mandate of the Engagement. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, GSS shall make its investment banking personnel available for telephone conferences with the Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3. Compensation. As compensation for the services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall pay to GSS up to 1,800,000 shares of restricted common stock (“Advisory Stock”) at a deemed price of $0.10 per share as set forth below:

(a) Within five (5) business days of the execution of this Agreement, the Company shall issue 450,000 shares of the Advisory Stock pursuant to GSS’s instructions to designate the Advisory Stock to certain GSS employees and affiliates of GSS. Subject to section 11(k), these shares of Advisory Stock shall immediately vest. In the event that any Advisory Stock is to be registered in the name of any GSS designees, GSS must provide to the Company evidence satisfactory to the Company that such GSS designees are able to receive the Advisory Stock on a basis exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “1933 Act”); and

(b) 150,000 shares of the Advisory Stock will be issued to GSS pursuant to GSS’s instructions to designated the Advisory Stock to certain GSS employees and affiliates of GSS on the last day of each month, starting from the last day of the fourth month following the execution of this Agreement through to the last day of the twelfth months following the execution of this Agreement. The issuance of the 150,000 shares of Advisory Stock on a monthly basis will only occur in the event that GSS has performed its services for the entire month preceding the proposed date of issuance.

Upon GSS’s request and after such time that the Advisory Stock is eligible to be sold pursuant to SEC Rule 144 and GSS delivers to the Company such documentation as the Company, or its legal counsel, deems necessary in its sole discretion in order to render a legal opinion relating to the removal of legends, the Company shall deliver to GSS and the Company’s transfer agent legal opinion letters for GSS, and for each designee relating to the removal of legends.

4. Expenses. In addition to the compensation set out in Section 3 above, the Company agrees to reimburse GSS, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities under this Agreement; provided, however, GSS shall not incur any expense in excess of $500 without the prior written consent of the Company. These expenses include, but are not limited to, long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5. Intentionally Left Blank

6. Confidentiality and Non- Disclosure. The Company is prepared to make available to GSS certain information concerning the business, financial condition, operations, assets and liabilities of the Company pursuant to this Engagement, in connection with the performance of GSS’s duties hereunder. As a condition to such information being furnished to GSS and its employees, consultants or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSS, its employees or agents, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

GSS hereby agrees that GSS, its employees, consultants and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees, consultants and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure of such information to which the Company give its prior written consent.

However, the Company will not provide GSS or any GSS affiliate with any material non-public information without prior written notice in which GSS will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and GSS.

7. Indemnification. The Company agrees to indemnify GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to the Engagement pursuant to, and the performance by GSS of the services contemplated by, this Agreement but only in the event that such losses, claims, damages and liabilities are not the result of any negligence on the part of GSS or an Indemnified Party. The Company will reimburse any Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GSS, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GSS under this Agreement. The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not GSS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

8. Independent Contractor. The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company. In such capacity, GSS shall act as an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of GSS and the Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York; (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and GSS further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or GSS mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

10. Term and Termination. After the first ninety (90) days either party may terminate this Agreement at any time with or without cause by giving two (2) days' written notice to the other party.

11. Representations and Warranties. For purposes of this Agreement and the issuance of the Advisory Stock, GSS represents and warrants as follows:

(a) GSS does not have a preexisting personal or business relationship with the Company or any of its directors or executive officers, or by reason of any business or financial experience or the business or financial experience of any professional advisors who are unaffiliated with and who are compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect the GSS’s interests in connection with the investment in the Company.

(b) GSS is aware that:

(i)	the Advisory Stock are not transferable (except to GSS designees) under this Agreement or applicable securities laws; and

(ii)	the Articles of Incorporation and Bylaws of the Company contain provisions that limit or eliminate the personal liability of the officers, directors and agents of the Company and indemnify such parties for certain damages relating to the Company, including damages in connection with the Advisory Stock and the good-faith management and operation of the Company.

(c) GSS acknowledges that none of the Advisory Stock have been or will be registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (“Regulation S”), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable securities laws.

(d) N/A

(e) The Company and its officers, directors and agents have answered all inquiries that GSS has made of them concerning the Company or any other matters relating to the formation, operation and proposed operation of the Company and the offering and sale of the Advisory Stock.

(f) GSS is duly organized and in good standing in the state or country of its incorporation and is authorized and otherwise duly qualified to purchase and hold the Advisory Stock. GSS has its principal place for business at 328 Newman Springs Road, Red Bank, New Jersey, 07701 and has not been formed for the specific purpose of acquiring the Advisory Stock unless all of its equity owners qualify as accredited individual investors.

(g) All information that GSS has provided to the Company concerning GSS is correct and complete as of the date hereof and may be relied upon, and if there should be any material adverse change in such information prior to this Agreement being executed, GSS will immediately provide the Company with such information.

(h) In rendering the services hereunder and in connection with the Advisory Stock, GSS agrees to comply with all applicable federal and state securities laws, the rules and regulations thereunder, the rules and regulations of any exchange or quotation service on which the Company's securities are listed and any other applicable rules and regulations.

(i) GSS acknowledges and agrees that the Company has advised GSS that the Company is relying on an exemption from the requirements to provide GSS with a prospectus and to issue the Advisory Stock through a person registered to sell securities under applicable securities legislation to issue the Advisory Stock and, as a consequence of acquiring the Advisory Stock pursuant to such exemption certain protections, rights and remedies provided by the applicable securities legislation of British Columbia including statutory rights of rescission or damages, will not be available to GSS.

(j) GSS acknowledges that any resale of any of the Advisory Stock will be subject to resale restrictions contained in the securities legislation applicable to GSS or proposed transferee. GSS acknowledges that none of the Advisory Stock have been registered under the 1933 Act or the securities laws of any state of the United States. The Advisory Stock may not be offered or sold in the United States unless registered in accordance with federal securities laws and all applicable state securities laws or exemptions from such registration requirements are available.

(k) GSS acknowledges and agrees that the Advisory Stock may not be transferred (except to GSS designees) under Section 78.211 of the Nevada Revised Statutes until the services related to the Advisory Stock have been fully performed and further acknowledges and agrees that the Advisory Stock will bear a legend to reflect the foregoing.

(l) GSS acknowledges that the Advisory Stock are subject to resale restrictions in Canada and may not be traded in Canada except as permitted by the applicable provincial securities laws and the rules made thereunder.

(m) GSS represents, warrants and acknowledges that:

(i)

pursuant to British Columbia Instrument 51-509 (“BCI 51-509”), a subsequent trade in the Advisory Stock in or from British Columbia will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the Advisory Stock (or ownership statement issued under a direct registration system or other book entry system) bear the restrictive legend (the “BC Legend”) specified in BCI 51-509;

(ii)

GSS is not a resident of British Columbia and undertakes not to trade or resell any of the Advisory Stock in or from British Columbia unless the trade or resale is made in accordance with BCI 51-509. GSS understands and agrees that the Company and others will rely upon the truth and accuracy of these representations and warranties made in this Section 0 and agrees that if such representations and warranties are no longer accurate or have been breached, GSS shall immediately notify the Company;

(iii)

by executing and delivering this Agreement and as a consequence of the representations and warranties made by GSS in this Section 0, GSS will have directed the Company not to include the BC Legend on any certificates representing the Advisory Stock to be issued to GSS. As a consequence, GSS will not be able to rely on the resale provisions of BCI 51-509, and any subsequent trade in any of the Advisory Stock in or from British Columbia will be a distribution subject to the prospectus and registration requirements of the applicable Canadian securities legislation; and

(iv)

if GSS wishes to trade or resell any of the Advisory Stock in or from British Columbia, GSS agrees and undertakes to return, prior to any such trade or resale, any certificate representing the Advisory Stock to the Company's transfer agent to have the BC Legend imprinted on such certificate or to instruct the Company's transfer agent to include the BC Legend on any ownership statement issued under a direct registration system or other  book entry system.

12. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

13. Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. No Fiduciary Relationship. The Company acknowledges and agrees that: (i) this Agreement is an arm’s-length commercial transaction between the Company and GSS; (ii) in connection therewith and with the process leading to any subsequent transaction as referred to hereunder, including any offering of securities of the Company, GSS is not acting as a fiduciary of the Company; (iii) GSS has not assumed any fiduciary responsibility in favor of the Company or any subscriber or investor with respect to any securities offering contemplated hereby or the process leading thereto, including any negotiation related to the pricing of any securities; and (iv) the Company has consulted its own legal and financial advisors to the extent it has deemed appropriate in connection with this Agreement.

16. Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

Garden State Securities Inc.

By: “Ernest Pellegrino”
Name: Ernest Pellegrino
Agreed and Accepted:	Title: Director of Corporate Finance

Date: February 24, 2011

Nexaira Wireless, Inc.

By: “Mark Sampson”
Name: Mr. Mark Sampson
Title: CEO